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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Union Carbide Corporation

        We consent to the incorporation by reference in each of the Registration Statements of Union Carbide Corporation on Form S-3 (Nos. 33-26185 and 333-77305) of our report dated January 22, 2001, except as to Note 17, which is as of February 6, 2001, relating to the consolidated balance sheet of Union Carbide Corporation and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the two-year period ended December 31, 2000, appearing in the Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 2001.

/s/ KPMG LLP KPMG LLP Stamford, Connecticut March 19, 2002

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  EXHIBIT 23.2